Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement, dated November 6, 2023 (the “Existing Agreement”), by and between GALAXY GAMING, INC., a Nevada corporation (the “Employer”), and Matt Reback (“Employee”), is entered into effective as of December 27, 2024 (the “Effective Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Existing Agreement.

NOW, THEREFORE, for and in consideration of Employee’s continued employment with Employer on the terms and conditions set forth herein, and the promises, mutual covenants, and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee, intending to be legally bound, hereby agree and covenant as follows:

New Sections 10 and 11 are hereby added to the Existing Agreement as follows:

10. Section 280G.

(a) Best Pay Provision. In the event that any payment or benefit received or to be received by Employee pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of Employee’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to Employee on an after-tax basis, the Parties intend that the Total Payments shall be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to Employee that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided that, in case of clauses (ii), (iii) and (iv), the reduction of any payments or benefits attributable to the acceleration of vesting of Employer equity awards shall be first applied to equity awards with later vesting dates; and provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on Employee under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Employee on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

(b) Determinations. All determinations regarding the application of this Section 10 shall be made by Pearl Meyer or another independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Employer prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this Section 10 shall be done by the 280G Firm in consultation with the Employer. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Employee and the Employer within fifteen (15) days after notification from either the Employer or Employee that Employee may receive payments which may be “parachute payments.” Employee and the Employer will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Employer.

11. Accelerated Vesting and Payment of Certain Compensation; Repayment.

(a) Accelerated Vesting of Certain Equity Awards; Repayment. Subject to Employee’s continued employment with the Company through December 30, 2024, the vesting of the portion of the Long-Term Incentive Stock Grants described in Section 5.2 of Exhibit A shall be accelerated on such date assuming achievement in full of the Targets for 2024, resulting in the vesting of 70,000 shares of stock for calendar year 2024 (the “Accelerated Equity”). Unless Employee receives the Company’s prior written consent, Employee shall not sell, assign, transfer, pledge, hypothecate, encumber, or otherwise dispose of (each, a “Transfer”) the Shares issued pursuant to the Accelerated Equity, and any attempted Transfer thereof is strictly prohibited and shall be null and void (the “Transfer Restrictions”). The Transfer Restrictions set forth in the preceding sentence shall lapse and no longer apply on the first to occur of (i) March 15, 2025, or (ii) Employee’s termination other than for Cause, resignation for Good Reason, or termination due to death or disability. In the event of Employee’s voluntary resignation other than for Good Reason or termination for Cause prior to March 15, 2025, then Employee agrees to return to the Company within thirty (30) days following such termination of employment any shares issued pursuant to the Accelerated Equity. In the event that, after the financial statements for 2024 are substantially complete, it is determined that the number of shares issuable to Employee upon the vesting of the portion of the Long-Term Incentive Stock Grants described in Section 5.2 of Exhibit A is less than 70,000 due to one or more of the Targets not being achieved, then Employee agrees to return to the Company prior to April 15, 2025 the excess shares received by Employee pursuant to this clause (a).

(b) Accelerated Payment of 2024 Bonus; Repayment. Notwithstanding Section 5.1.1 of Exhibit A, the bonus payable to Employee in respect of the Company’s 2024 fiscal year in accordance with the Company’s 2024 Management Incentive Plan (“MIP”), which shall equal $175,000.00 (the “2024 MIP Bonus”), shall be paid to Employee prior to December 31, 2024, subject to the Employee’s continued employment on such date. In the event of Employee’s voluntary resignation other than for Good Reason or termination for Cause prior to March 15, 2024, then Employee agrees to repay the 2024 MIP Bonus to the Company within thirty (30) days following such termination of employment. In the event that, after the financial statements for 2024 are substantially complete, it is determined that the 2024 MIP Bonus would be less than or greater than $175,000.00 (as determined in accordance with the MIP and taking into account the 2024 Minimum Guarantee described in Section 5.1.2 of Exhibit A), then (i) if such payment would be less than $175,000.00, Employee agrees to repay to the Company prior to April 15, 2025 the amount by which the 2024 MIP Bonus paid to Employee pursuant to this clause (b) exceeds Employee’s final 2024 MIP Bonus with respect to the Company’s 2024 fiscal year as determined under the MIP, and (ii) if such payment would be greater than $175,000.00, the Company shall pay to Employee any incremental amount owed to Employee when MIP bonuses are paid to the Company’s employees generally.

Except as modified above, all other provisions of the Existing Agreement shall remain in full force and effect according to their respective terms. The validity, interpretation, construction and performance of this Amendment and the Existing Agreement, as amended herein, shall be governed by the laws of the State of Nevada without regard to principles of conflict of laws of such state that would require the application of the laws of any other jurisdiction. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

GALAXY GAMING, INC.	MATT REBACK

/s/ Steven Kopjo	/s/ Matthew Reback
Name: Steve Kopjo, Secretary/CFO	Matt Reback